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                                                               EXHIBIT (2)(g)(1)

                              MANAGEMENT AGREEMENT

         AGREEMENT dated as of March 6, 1990, between The Future Germany Fund, Inc., a Maryland corporation (the "Fund"), and Deutsche Bank Capital Corporation, a New York corporation ("Deutsche Bank Capital").

         WHEREAS, the Fund is a non-diversified closed-end management company registered under the Investment Company Act of Investment Company, as amended (the "Investment Company Act");

         WHEREAS, the Fund desires to retain Deutsche Bank Capital to render certain specified management services to the Fund; and

         WHEREAS, Deutsche Bank Capital is willing to render such services if and so long as the Investment Advisory Agreement, dated as of March 6, 1990, between the Fund and DB Capital Management International GmbH ("CMI") is entered into and not terminated;

         NOW, THEREFORE, the parties agree as follows:

         1. Manager. Deutsche Bank Capital shall be the corporate manager and administrator of the Fund and, subject to the supervision of the Board of Directors of the Fund and pursuant to recommendations made by CMI, will determine suitable securities for investment by the Fund. It will handle the Fund's relationships with its shareholders including responding to shareholder inquiries relating to the Fund, be responsible for, arrange and monitor compliance with regulatory requirements and compliance with New

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                                                               EXHIBIT (2)(g)(1)

York Stock Exchange listing requirements and negotiate contractual arrangements with third-party service providers, including, but not limited to, custodians, transfer agents, auditors and printers. Deutsche Bank Capital will also provide office facilities and personnel adequate to perform these services, together with those ordinary clerical and bookkeeping services which are not being furnished by the Fund's custodian or transfer and dividend paying agent. Deutsche Bank Capital will also determine and publish the Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board of Directors; establish the Fund's operating expense budgets and authorize the payment of actual operating expenses incurred; calculate the amount of dividends and distributions to be declared and paid to the Fund's shareholders; provide to the Board of Directors those financial analyses and reports necessary for the Board to fulfill their fiduciary responsibilities; maintain the books and records of the Fund required under Rule 31a-1 under the Investment Company Act (other than those being maintained by the Fund's custodians and transfer and dividend paying agent, as to which Deutsche Bank Capital will oversee such maintenance); prepare the Fund's U.S. federal, state and local income tax returns; prepare the financial information for the Fund's proxy statements and quarterly and annual reports to shareholders; and prepare the Fund's reports to the Securities and Exchange Commission.

         2. Fees. The Fund will pay Deutsche Bank Capital an annual management fee hereunder of .65% of the Fund's average weekly net assets up to U.S. $100 million and

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                                                               EXHIBIT (2)(g)(1)

..55% of such assets in excess of U.S. $100 million, computed on the basis of net asset value at the end of each week and payable at the end of each calendar month.

         3. Expenses. Deutsche Bank Capital shall bear all expenses of its employees and overhead incurred in connection with its duties under this Agreement and shall pay all salaries and fees of the Fund's directors and officers who are interested persons (as defined in the Investment Company Act) of Deutsche Bank Capital. The Fund will bear all of its own expenses, including expenses of organizing the Fund; fees of the Fund's directors who are not interested persons (as defined in the Investment Company Act) of any other party; out-of-pocket travel expenses for all directors who are not interested persons (as defined in the Investment Company Act) of any other party and other expenses incurred by the Fund in connection with meetings of directors; interest expense; taxes and governmental fees; brokerage commissions and other expenses incurred in acquiring or disposing of the Fund's portfolio securities; expenses of preparing stock certificates; expenses of registering and qualifying the Fund's shares for sale with the Securities and Exchange Commission and in various states and foreign jurisdictions; charges and expenses of the Fund's legal counsel and independent auditors; custodian, dividend paying and transfer agent expenses; expenses of obtaining and maintaining stock exchange listings of the Fund's shares; and the expenses of shareholders' meetings and of the preparation and distribution of proxies and reports to shareholders.

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                                                               EXHIBIT (2)(g)(1)

         4. Liability.

         4.1 Neither Deutsche Bank Capital nor any of its officers, directors or employees shall be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except
(i) that Deutsche Bank Capital shall be under a fiduciary duty with respect to receipt of compensation for services pursuant to Section 36 of the Investment Company Act and shall therefore be liable for a loss resulting from a breach of such fiduciary duty (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company
Act) or (ii) a loss resulting from willful misfeasance, bad faith or gross negligence on its or their part in the performance of, or from reckless disregard by it or them of its or their obligations and duties under, this Agreement.

         4.2 Deutsche Bank Capital does not assume responsibility for the acts or omissions of any other person.

         5. Services Not Exclusive. It is understood that the services of Deutsche Bank Capital are not deemed to be exclusive, and nothing in this Agreement shall prevent Deutsche Bank Capital, or any of its affiliates from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities. When other clients of Deutsche Bank Capital desire to purchase or sell a security at the same time such security is purchased or sold for the Fund, such purchases and sales will, to the

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                                                               EXHIBIT (2)(g)(1)

extent feasible, be allocated among the Fund and such clients in a manner believed by Deutsche Bank Capital to be equitable to such clients.

         6. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to Deutsche Bank Capital at 31 West 52nd Street, New York, New York 10019, Attention: Office of Funds Administration; and
(2) to the Fund at 31 West 52nd Street, New York, New York 10019, Attention:
Secretary.

         7. Miscellaneous.

         7.1 This Agreement is effective March 6, 1990, and shall continue in effect until the earlier of March 5, 1992 or the first annual meeting of Fund's stockholders after the effective date of the Fund's Registration Statement on Form N-2 filed with the Securities and Exchange Commission. If approved at such meeting, and unless sooner terminated, this Agreement shall continue in effect for successive periods of twelve months after such date, provided that each such continuance shall be approved as required by the Investment Company Act. The annual approval of the continuance of this Agreement shall be confirmed to Deutsche Bank Capital by the Fund in writing. Notwithstanding the foregoing, this Agreement may be terminated by the Fund in the manner prescribed by the Investment Company Act, without the payment of any penalty, at any time upon not less than sixty days' prior written notice to Deutsche Bank Capital, or by Deutsche Bank Capital upon not less than sixty days' written notice to the Fund. This Agreement shall automatically terminate (i) in the event of its assignment (as defined in the Investment

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                                                               EXHIBIT (2)(g)(1)

Company Act) by either party, or (ii) upon termination of the Investment Advisory Agreement, dated as of March 6, 1990, between the Fund and CMI.

         7.2 This Agreement shall be construed in accordance with the laws of the State of New York.

         7.3 The captions in this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         7.4 If any provisions of this Agreement shall be held or made invalid in whole or in part, the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as close as legally possible to such invalid provisions.

         7.5 Nothing herein shall be construed as constituting Deutsche Bank Capital an agent of the Fund.

         7.6 Deutsche Bank Capital shall be entitled to rely on any notice or communication believed by it to be genuine and correct and to have been sent to it by or on behalf of the Fund.

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                                                               EXHIBIT (2)(g)(1)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                                 THE FUTURE GERMANY FUND, INC.

                                                 By:/s/R. GAMBEE
                                                    ------------
                                                    Name: R. Gambee
                                                    Title: VP, Secy, Treas.

                                                 DEUTSCHE BANK CAPITAL
                                                  CORPORATION

                                                 By:/s/KELLER
                                                    ----------
                                                    Name:  M. Keller
                                                    Title: EVP Equities Dept.